Exhibit 4.4

COASTAL CAROLINA BANCSHARES, INC.

DIRECTOR WARRANT AGREEMENT

                    , 2008

Warrant Holder:	No. of Shares:

Coastal Carolina Bancshares, Inc. (the “Company”), a South Carolina corporation and the holding company for Coastal Carolina National Bank (the “Bank”), hereby grants to the person identified above (the “Warrant Holder”) warrants (the “Warrants”) to purchase the number of shares (the “Shares”) of common stock of the Company (the “Common Stock”) set forth above, in recognition of the financial risk undertaken by the Warrant Holder in organizing the Bank and the Company and the continuing involvement of the Warrant Holder in the management of the Company and the Bank. Such Warrants are granted on the following terms and conditions:

1.  Exercise of Warrants.  One-third of the Shares subject to the Warrants granted in this Director Warrant Agreement shall vest on each of the first three anniversaries of the date of the opening of the Bank, subject to the Warrant Holder’s continued service with the Company or the Bank as of such date as an executive officer or director. Exercise of the Warrants is subject to the following:

(a)  Exercise Price.  The exercise price (the “Exercise Price”) shall be $10.00 per Share, subject to adjustment pursuant to Section 2 below.

(b)  Expiration of Warrant Term.  The Warrants will expire at 5:00 p.m. Eastern Time on the tenth anniversary of the opening date of the Bank (subject to earlier termination in certain circumstances pursuant to Section 2 or 5 below), and may not be exercised thereafter (the “Expiration Date”).

(c)  Payment.  The purchase price for Shares as to which the Warrants are being exercised shall be paid in cash, by wire transfer, by certified or bank cashier’s check or by personal check drawn on funds on deposit with the Bank.

(d)  Method of Exercise.  The Warrants shall be exercisable by a written notice delivered to the President or Secretary of the Company which shall:

(1)  State the Warrant Holder’s election to exercise the Warrants, the number of Shares with respect to which it is being exercised, the person in whose name the stock certificate for such Shares is to be registered, and such person’s address and tax identification number (or, if more than one, the names, addresses and tax identification numbers of such persons);

(2)  Be signed by the person or persons entitled to exercise the Warrants and, if the Warrants are being exercised by any person or persons other than the original Warrant Holder, be accompanied by proof satisfactory to counsel for the Company of the right of such person or persons to exercise the Warrants; and

(3)  Be accompanied by an executed copy of this Director Warrant Agreement.

(e)  Partial Exercise.  In the event of a partial exercise of the Warrants, the Company shall either issue a new agreement for the balance of the Shares subject to this Director Warrant Agreement after such partial exercise, or it shall conspicuously note hereon the date and number of Shares purchased pursuant to such exercise and the number of Shares remaining covered by this Director Warrant Agreement.

(f)  Restrictions on Exercise.  The Warrants may not be exercised (i) if the issuance of Shares upon such exercise would constitute a violation of any applicable federal or state securities or banking laws or other law or regulation or (ii) unless the Company or the Warrant Holder, as applicable, obtains any approval or other clearance which the Company determines to be necessary or advisable from the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or any other state or federal banking regulatory agency with regulatory authority over the operation of the Company or the Bank (collectively the “Regulatory Agencies”). The Company may require representations and warranties from the Warrant Holder to comply with applicable laws or regulations, including the Securities Act of 1933, as amended (the “Act”), and state securities laws. In addition, the Company shall not be obligated to deliver any Shares pursuant to the exercise of the Warrants and shall have no obligation to settle such Warrants exercise unless a registration statement under the Act with respect to the Shares is effective and a prospectus complying in all material respects with the Act (a “Prospectus”) is available for delivery by the Company. In the event that a registration statement with respect to the Shares underlying such Warrants is not effective under the Act or a Prospectus relating to the Shares is not available for delivery by the Company, the Warrant Holder shall not be entitled to exercise the Warrants and the Warrants may have no value and expire worthless.

(g)  No Net Cash Settlement.  In no event will the Company be required to net cash settle the exercise of Warrants.

(h)  Minimum Exercise.  No less than 100 shares of Common Stock may be purchased upon any one exercise of the Warrants granted hereunder unless the number of shares purchased at such time is the total remainder of shares subject to Warrants hereunder.

(i)  No Fractional Shares.  A Warrant shall not be exercisable for a fractional share; provided that, if a Warrant for a fractional share results from an event described in Section 2 hereof, then, upon exercise of such Warrant, the Warrant Holder shall receive the Fair Market Value of such fractional share in cash.  “Fair Market Value” on any date with respect to the Common Stock shall mean:

(1)  if the Common Stock is listed on a national securities exchange, the last reported sale price of a share of the Common Stock on such exchange or, if no sale occurs on that date, the average of the reported closing bid and asked prices on that date;

(2)  if the Common Stock is otherwise publicly traded, the last reported sale price of a share of the Common Stock under the quotation system under which the sale price is reported or, if no sale occurs on that date, the average of the reported closing bid and asked prices on that date under the quotation system under which the bid and asked prices are reported;

(3)  if no such last sales price or average of the reported closing bid and asked prices are available on that date, the last reported sale price of a share of the Common Stock, or if no sale takes place, the average of the reported closing bid and asked prices as so reported for the immediately preceding business day (i) on the national securities exchange on which the Common Stock is listed or (ii) if the Common Stock is otherwise publicly traded, under the quotation system under which such data are reported, or

(4)  if none of the prices described above is available, the value of a share of the Common Stock as reasonably determined in good faith by the Board (as hereinafter defined) in a manner that it believes to be in accordance with the Code.

2.  Anti-Dilution; Business Combination; Dissolution.

(a)  Anti-Dilution; Business Combination; Dissolution.  Subject to any action required by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Warrant and the per-share exercise price applicable to each Warrant shall, in each case, be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company.

Subject to any action required by the stockholders, in the event of a Business Combination (as defined below) that is not a Change of Control Business Combination (as defined below), each Warrant shall pertain to and apply to the securities and other consideration that a holder of the number of Shares of Common Stock underlying the Warrant would have been entitled to receive in the Business Combination. In the event of (i) a Change of Control Business Combination or (ii) the complete liquidation or dissolution of the Company, then each outstanding Warrant shall terminate; provided however, that the Warrant Holder shall, in such event, have the right immediately prior to such Change of Control Business Combination or complete liquidation or dissolution, to exercise the Warrants in whole or in part.

In the event of a change in the Common Stock as presently constituted, which change is limited to a change of all of the authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be Shares within the contemplation of this Director Warrant Agreement.

Except as expressly provided in this subsection 2(a), the Warrant Holder shall have no rights by reason of (i) any subdivision or consolidation of shares of any class of stock of the Company, (ii) any stock dividend, (iii) any other increase or decrease in the number of shares of stock of any class, (iv) any dissolution, liquidation, merger, consolidation, spin-off, split-off or split-up of assets of the Company or stock of another corporation or (v) any issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class. Moreover, except as expressly provided in this subsection 2(a), the occurrence of one or more of the above-listed events or of any other similar event shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of, or the exercise price relative to, the Shares underlying the Warrants.

The grant of the Warrants pursuant to this Director Warrant Agreement shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes to, of or in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

(b)  Rights as a Stockholder.  The Warrant Holder shall have no rights as a stockholder with respect to any Shares underlying the Warrants until the date of the issuance of Shares upon payment of the exercise price. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date of such issuance, except as provided in subsection 2(a).

(c)  Definitions.

(1)  “Business Combination” shall mean consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company or the Company’s acquisition of assets of another corporation, partnership or limited liability company.

(2)  “Change of Control Business Combination” shall mean consummation of a Business Combination, unless, following the consummation of such transaction, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to the consummation of such transaction beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock or comparable interests if such resulting entity is not a corporation and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or comparable management group, as the case may be, of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock or comparable interests if such resulting entity is not a corporation of the corporation or other entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or comparable management group of such corporation or other entity except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors or comparable management group of the corporation or other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or at the time of the action of the Board of Directors of the Company (the “Board”), providing for such Business Combination.

(3)  “Outstanding Company Common Stock” shall mean the then outstanding shares of Common Stock.

(4)  “Outstanding Company Voting Securities” shall mean the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors.

(5)  “Incumbent Board” shall mean all the individuals who collectively, as of the date hereof, constitute the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than a person who is then a member of the Board.

3.  Valid Issuance of Common Stock.  The Company possesses the full authority and legal right to issue the Warrants and the Shares issuable pursuant to the Warrants. The issuance of the Warrants vests in the holder the entire legal and beneficial interests in the Warrants, free and clear of any liens, claims and encumbrances and subject to no legal or equitable restrictions of any kind except as described herein. The Shares that are issuable upon exercise of the Warrants, when issued, sold and delivered in accordance with the terms of this Director Warrant Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable.

4.  Transfer and Assignment.

(a)  Except in the case of the Warrant Holder’s death, and thereupon only by will or under the laws of descent and distribution, this Director Warrant Agreement and the Warrants may not be assigned, transferred, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of these Warrants contrary to the provisions hereof shall be without legal effect.

(b) The Shares issued upon exercise of the Warrants granted in this Director Warrant Agreement may not be transferred or sold unless the transfer is (i) exempt from regulatory approval or such approval is obtained and (ii) permissible under applicable law, including state and federal securities laws.  Any certificates evidencing such Shares will bear a legend to that effect.

5.  Mandatory Exercise; Termination.

(a)  Warrant Holder shall exercise all of Warrant Holder’s then exercisable Warrants within 90 days of the date that Warrant Holder ceases to serve the Company or the Bank, as the case may be, as an executive officer or director, or the then exercisable Warrants shall terminate; provided that such 90 day period shall be extended to one year from such cessation date if the cessation of service was a result of the Warrant Holder’s death or disability.  If during such initial 90 day period the Warrant Holder is re-elected an executive officer or director of the Bank, such re-election shall have no impact on such termination.  In the event the Warrant Holder fails to exercise any of the Warrants referred to in this subparagraph within the applicable time period, such Warrants shall terminate and be forfeited.

(b)  The Company or the Bank may be required to increase its capital to meet capital requirements imposed by statute, rule, regulation or guideline. In order to achieve such capital increase, any of the Regulatory Agencies may direct the Company to require the Warrant Holder to either (i) exercise or forfeit all or part of the Warrants or (ii) allow the Warrants to be terminated. If any of the Regulatory Agencies so direct the Company, then the Warrant Holder must exercise or forfeit the Warrants as set forth below, subject to the terms set forth in Section 1(f) hereof.

(c)  When the Company or the Bank is required to increase its capital as described in subsection 5(b) above, the Company shall send a notice (the “Notice”) to the Warrant Holder (i) specifying the number of Shares relating to the Warrants for which the Warrants must be exercised (the “Number”); (ii) specifying the date prior to which the Warrants must be totally or partially exercised, as the case may be (the “Deadline”); and (iii) stating that the failure of the Warrant holder to exercise the Warrants shall result in their automatic termination.  If less than all shares relating to warrants and options held by all holders of warrants or options of the Company under agreements containing a provision substantially similar to this one are required by the Company to be exercised or cancelled, the Number for the Warrant Holder shall reflect a proportionate allocation based on the number of Shares subject to this Director Warrant Agreement as compared to the total number of shares subject to warrants and options held by persons holding warrants or options with such a provision as a group.

(d)  If the Warrant Holder does not exercise the Warrants pursuant to the terms of the Notice, this Director Warrant Agreement shall be automatically terminated on the Deadline, without further act or action by the Warrant Holder or the Company.  Thereafter, the Warrant Holder shall deliver this Director Warrant Agreement to the Company for cancellation; however, a failure to cancel this Director Warrant Agreement for any reason (including non-delivery to the Company) shall not affect such termination.  If the Number is less than the total number of Shares that are then subject to exercise under this Director Warrant Agreement, the Company shall issue a new Director Warrant Agreement with respect to the Shares remaining covered hereby after the partial exercise in compliance with Section 1(e) hereof.

6.  Covenants of the Company. During the term of the Warrants, the Company shall:

(a)  at all times authorize, reserve and keep available, solely for issuance upon exercise of the Warrants, sufficient shares of Common Stock as shall be necessary to satisfy the requirements hereof;

(b)  on receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Director Warrant Agreement and, in the case of loss, theft or destruction, on delivery of any indemnity agreement or bond reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender to the Company of this Director Warrant Agreement, at its expense, execute and deliver, in lieu of this Director Warrant Agreement, a new Director Warrant Agreement of like tenor; and

(c)  in connection with transfers permitted in Section 4(b) above, on surrender for exchange of this Director Warrant Agreement or any Director Warrant Agreement substituted herefor pursuant hereto, properly endorsed, to the Company, at its expense, issue and deliver to or on the order of the holder thereof a new Director Warrant Agreement of like tenor, in the name of such Warrant Holder, calling in the aggregate on the face thereof for the issuance of the number of Shares issuable pursuant to the terms of the Director Warrant Agreement so surrendered.

7.  Miscellaneous.

(a)  Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram or facsimile transmission, or if mailed, by postage prepaid first class mail, on the third business day after mailing, to the following address (or at such other address as a party may notify the other hereunder):

To the Company:

Coastal Carolina Bancshares, Inc.
2305 N. Oak Street

Myrtle Beach, South Carolina 29577
Attn:
President

To the Warrant Holder:

(b)  Amendment.  Neither this Director Warrant Agreement nor the rights granted hereunder may be amended, changed or waived except in a writing signed by each party hereto.

(c)  Counterparts.  This Director Warrant Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(d)  Governing Law.  This Director Warrant Agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina.

IN WITNESS WHEREOF, the Company has executed and the Warrant Holder has signed and accepted this Director Warrant Agreement as of the date and year first above written.

COASTAL CAROLINA BANCSHARES,
INC.

By:
Michael D. Owens
Its:	President and Chief Executive Officer

WARRANT HOLDER

[name]